SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 24, 2001
(Date of report)

August 21, 2001
(Date of earliest event reported)

INTUIT INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21180	77-0034661
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2535 Garcia Avenue
Mountain View, CA 94043
(Address of Principal Executive Offices)
(Zip Code)

Registrant’s telephone number, including area code: (650) 944-6000

ITEM 5. OTHER EVENTS.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
CONDENSED CONSOLIDATED BALANCE SHEET
SIGNATURES

ITEM 5. OTHER EVENTS.

Press Release Announcing Fourth Quarter and Fiscal Year 2001 Results

Fiscal 2001 Results

On August 21, 2001, Intuit announced its financial results for the fourth quarter and fiscal quarter ended July 31, 2001. Intuit reported fiscal 2001 revenue of $1.26 billion, an increase of 15 percent over fiscal 2000 revenue of $1.09 billion. Revenue growth was driven by strong performance in three of Intuit’s businesses — Quicken Loans, payroll and consumer tax. Intuit reported a net loss for the year of $82.8 million, or a loss of $0.40 per share, compared to net income of $305.7 million, or $1.45 per share, in fiscal 2000. Year-over-year comparisons are complicated due to significant non-operating events that impacted fiscal 2000 and 2001 differently. Fiscal 2000 results benefited from a net $481.1 million pre-tax gain (or $1.37 in after-tax earnings per share) relating to marketable securities and other investments, which did not occur this year. In fiscal 2001, Intuit’s results were impacted by the following significant pre-tax charges totaling approximately $187.3 million (or $0.69 in after-tax earnings per share): $98.1 million in combined write-downs and losses related to marketable securities and other investments; and $89.2 million more in acquisition-related costs in fiscal 2001 compared to fiscal 2000, due primarily to the accelerated write-down of goodwill for prior acquisitions.

Fourth-Quarter Results

Intuit reported revenue of $191.2 million for the fourth quarter of fiscal 2001, an increase of 18 percent over the $162.3 million for the year-ago quarter. Growth was driven by very strong results from two of Intuit’s businesses — Quicken Loans and payroll. Intuit reported a net loss for the quarter of $61.3 million, or a loss of $0.29 per share. Intuit typically reports a loss in its fourth quarter when revenue from tax preparation businesses is minimal, but operating expenses to develop new products and services continue at relatively consistent levels. In the year-ago quarter, Intuit reported net income of $17.1 million, or $0.08 per share. Similar to annual results, quarterly comparisons are complicated due to a significant non-operating event. In fiscal 2000, fourth-quarter results benefited from a net $79 million pre-tax gain (or $0.22 in after-tax earnings per share) relating to marketable securities and other investments, which did not occur this year.

(Financial statements follow)

INTUIT INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	July 31,		July 31,

	2000	2001	2000	2001

Net revenue	$162,259	$191,169	$1,093,825	$1,261,461

Costs and expenses:

Cost of revenue

Products and services	57,347	63,814	282,385	312,040

Amortization of purchased software and other	1,762	3,729	8,798	14,949

Customer service and technical support	25,996	33,285	139,550	149,353

Selling and marketing	48,179	55,070	264,367	270,216

Research and development	42,554	51,911	169,083	207,085

General and administrative	18,899	25,304	83,745	102,918

Charge for purchased research and development	—	—	1,312	238

Acquisition related costs	36,238	42,874	157,948	248,202

Reorganization costs	—	—	3,500	—

Total costs and expenses	230,975	275,987	1,110,688	1,305,001

Loss from operations	(68,716)	(84,818)	(16,863)	(43,540)

Interest and other income and expense, net	18,462	12,630	48,443	60,366

Gain (loss) on marketable securities and other investments, net	79,034	(10,746)	481,130	(98,053)

Net loss on divestiture of businesses	—	(16,954)	—	(15,315)

Income (loss) before income tax, minority interest and cumulative effect of accounting change	28,780	(99,888)	512,710	(96,542)

Income tax provision (benefit)	11,567	(38,795)	207,184	(229)

Minority interest	68	196	(135)	794

Income (loss) before cumulative effect of accounting change	17,145	(61,289)	305,661	(97,107)

Cumulative effect of accounting change, net of taxes of $9,543	—	—	—	14,314

Net income (loss)	$17,145	$(61,289)	$305,661	$(82,793)

Basic net income (loss) per share before cumulative effect of accounting change	$0.08	$(0.29)	$1.52	$(0.47)

Cumulative effect of accounting change	—	—	—	0.07

Basic net income (loss) per share	$0.08	$(0.29)	$1.52	$(0.40)

Shares used in per share amounts	203,721	209,800	200,770	207,959

Diluted net income (loss) per share before cumulative effect of accounting change	$0.08	$(0.29)	$1.45	$(0.47)

Cumulative effect of accounting change	—	—	—	0.07

Diluted net income (loss) per share	$0.08	$(0.29)	$1.45	$(0.40)

Shares used in per share amounts	211,940	209,800	211,271	207,959

INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	July 31,	July 31,
	2000	2001

ASSETS

Current assets:

Cash and cash equivalents	$416,953	$450,104

Short-term investments	1,050,220	1,119,305

Marketable securities	225,878	85,307

Customer deposits	181,678	230,410

Accounts receivable, net	67,420	27,990

Mortgage loans	60,330	123,241

Deferred income taxes	41,843	77,948

Prepaid expenses and other current assets	30,538	33,617

Total current assets	2,074,860	2,147,922

Property and equipment, net	167,707	185,969

Goodwill, net	358,890	326,986

Purchased intangibles, net	79,988	88,348

Long-term deferred income taxes	92,985	145,905

Investments	31,160	24,107

Loans due from affiliates	6,464	9,502

Other assets	12,914	32,997

Total assets	$2,824,968	$2,961,736

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$79,145	$66,400

Accrued compensation and related liabilities	49,303	64,325

Payroll service obligations	177,002	205,067

Escrow liabilities	8,479	23,373

Drafts payable	23,598	63,518

Deferred revenue	107,578	125,018

Income tax payable	110,743	82,661

Short-term note payable	34,286	38,672

Other current liabilities	162,769	118,928

Total current liabilities	752,903	787,962

Long-term obligations	538	12,413

Minority interest	238	35

Stockholders’ equity	2,071,289	2,161,326

Total liabilities and stockholders’ equity	$2,824,968	$2,961,736

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2001	INTUIT INC.

	By:	/s/ Greg J. Santora

Greg J. Santora Senior Vice President and Chief Financial Officer

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